Exhibit 99.1
October 22, 2018

COLUMBIA SPORTSWEAR COMPANY ELECTS SABRINA SIMMONS FORMER EVP AND CFO OF GAP, INC., TO ITS BOARD OF DIRECTORS

PORTLAND, Ore.--(BUSINESS WIRE)--Columbia Sportswear Company (Nasdaq:COLM), a leading innovator in active outdoor apparel, footwear, accessories, and equipment, today announced that its board of directors has elected Sabrina Simmons to serve as a director and member of the Nominating and Corporate Governance and Compensation Committees, effective immediately. The board intends to nominate Ms. Simmons for election by the company’s shareholders to a full term as a board member at the company’s 2019 annual meeting of shareholders.

Ms. Simmons currently serves as a member of the board and audit and finance committee chair for Williams-Sonoma Inc. (NYSE:WSM) and as a member of the board and audit committee chair for e.l.f. Cosmetics, Inc. (NYSE:ELF). She served as Executive Vice President and Chief Financial Officer of Gap, Inc. from 2008 to 2017. In her role as CFO with Gap, Inc. she oversaw all global financial functions, including corporate financial planning and analysis, treasury, risk management, tax, investor relations, controllership, the corporate shared service centers, and internal audit. In addition, global real estate, loss prevention and corporate facilities reported to Sabrina.

"We are thrilled to have Sabrina join our board of directors”, said President and CEO, Tim Boyle. "She brings a wealth of global retail experience, leadership and financial expertise that will add great value as we continue to invest in our strategic priorities, including to expand and improve global direct-to-consumer operations, and focus on our brand-led, consumer-first approach.”

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the Company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4112

aburns@columbia.com